Exhibit 99.5

ROLLOVER AND CONTRIBUTION AGREEMENT

This ROLLOVER AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2024 by and among (i) BEST Global Partners, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and (ii) certain shareholders of BEST Inc., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (as the same may be amended from time to time in accordance with the terms hereof) (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”).

WHEREAS, prior to the execution and delivery of this Agreement, the Buyer Consortium (as defined below) has submitted a non-binding proposal letter (the “Proposal”) to the board of directors of the Company (the “Board”), which sets forth a preliminary non-binding proposal for members of the Buyer Consortium and/or their Affiliates (as defined below) to acquire all of the outstanding Ordinary Shares (as defined below) not already owned by members of the Buyer Consortium or their Affiliates in a going private transaction;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, Parent, Phoenix Global Partners, an exempted company incorporated and existing under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”) and the Company executed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly owned Subsidiary of Parent;

WHEREAS, as of the date of this Agreement, each Rollover Shareholder is the Beneficial Owner (as defined below) of the Rollover Shares (as defined below) set forth opposite such Rollover Shareholder’s name on Schedule A hereto; and

WHEREAS, in connection with the consummation of the Merger, each Rollover Shareholder agrees to contribute its/his/her Rollover Shares to Parent in exchange for newly issued Parent Shares (as defined below), in the amount set forth in the column titled “Parent Shares” opposite such Rollover Shareholder’s name on Schedule A hereto upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, each Rollover Shareholder is entering into this Agreement; and

WHEREAS, each Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Rollover Shareholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below.

(a)

“Acquisition” means a going private transaction pursuant to which members of the Buyer Consortium and/or their Affiliates will indirectly acquire all of the outstanding Ordinary Shares not already owned by members of the Buyer Consortium or their Affiliates at a price per Ordinary Share no less than the price per Ordinary Share set forth in the Proposal, subject to any exceptions or modifications as otherwise agreed in writing by the members of the Buyer Consortium in accordance with the terms and conditions of the Consortium Agreement.

(b)

“Affiliates” of a specified person means a person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person. For the avoidance of doubt, an “Affiliate” of the Buyer Consortium shall include a person jointly Controlled, whether directly or indirectly through one or more intermediaries, by the Buyer Consortium as a whole.

(c)	“Arbitrator” has the meaning ascribed to it in Section 5.2(b).

(d)	“Bankruptcy and Equity Exception” has the meaning ascribed to it in Section 3.1(a).

(e)

“Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are Controlled by such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(f)

“Business Day” means any day other than a Saturday, Sunday or another day on which the banks in New York City, the Cayman Islands, Hong Kong or the PRC are authorized by Law or executive order to be closed.

(g)	“Buyer Consortium” means, collectively, the parties to the Consortium Agreement.

(h)	“CICA” means the Companies Act of the Cayman Islands (as amended).

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(j)

“Consortium Agreement” means that Interim Consortium Agreement, dated June 19, 2024 by and among the Parent and certain other parties thereto (as may be amended, supplemented or otherwise modified from time to time).

(k)

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or otherwise.

(l)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(m)

“Governmental Entity” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

(n)	“HKIAC” has the meaning ascribed to it in Section 5.2(b).

(o)	“Law” means any statute, law, ordinance, code or any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order.

(p)

“Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(q)	“Merger Closing” has the meaning ascribed to it in Section 2.1.

(r)	“Merger Consideration” shall have the meaning ascribed to it in the Merger Agreement.

(s)

“Ordinary Shares” means the Class A Ordinary Shares of a par value of US$0.01 each, the Class B Ordinary Shares of a par value of US$0.01 each, and the Class C Ordinary Shares of a par value of US$0.01 each, of the Company.

(t)	“Parent Material Adverse Effect” shall have the meaning ascribed to it in the Merger Agreement.

(u)	“Parent Shares” means the ordinary shares of Parent with a par value of US$0.01 per share.

(v)	“person” means individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Entity.

(w)

“Representatives” means, with respect to any party, such party’s officers, directors, employees, shareholders, general partners, limited partners, accountants, consultants, financial and legal advisors, agents and other representatives.

(x)	“Requisite Investors” has the meaning ascribed to it in the Consortium Agreement.

(y)	“Rollover Closing” has the meaning ascribed to it in Section 2.3.

(z)

“Rollover Consideration” means, with respect to a Rollover Shareholder, the number of Parent Shares set forth in the column entitled “Parent Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (as may be adjusted from time to time by the Requisite Investors in accordance with Section 4.4).

(aa)

“Rollover Shares” means, with respect to a Rollover Shareholder, the portion of the Ordinary Shares Beneficially Owned by such Rollover Shareholder, the number of which is set forth in the column entitled “Rollover Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (as may be adjusted from time to time by the Requisite Investors in accordance with Section 4.4).

(bb)	“Rules” has the meaning ascribed to it in Section 5.2(b).

(cc)	“SEC” means the United States Securities and Exchange Commission.

(dd)

“Subsidiary” means of any person means any legal entity (i) of which such person or any other Subsidiary of such person is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries or (iii) of which such person otherwise Controls, whether through contractual arrangements or otherwise.

(ee)	“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than members of the Buyer Consortium or any of their Affiliates or Representatives.

(ff)

“Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

Section 1.2 Interpretation. Unless the express context otherwise requires:

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

(c) With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

ARTICLE II

ROLLOVER SHARES

Section 2.1 Irrevocable Election; Contribution of Rollover Shares. The execution of this Agreement by a Rollover Shareholder evidences, subject to Article VI, the irrevocable election and agreement by such Rollover Shareholder to the contribution, assignment, transfer and delivery of its/his/her Rollover Shares in exchange for the subscription by it/him/her or its/his/her designated Affiliate(s) for newly issued Parent Shares immediately prior to the completion of transactions contemplated under the Merger Agreement (the “Merger Closing”) on and subject to the terms and conditions set forth herein. Subject to the terms and conditions set forth herein, at the Contribution Closing (as defined below), each Rollover Shareholder shall take any and all actions necessary to contribute, assign, transfer and deliver to Parent, all of the right, title and interest of such Rollover Shareholder in and to the Rollover Shares, free and clear of all Liens (other than any Liens created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement).

Section 2.2 Subscription of Rollover Consideration. In consideration for the contribution, assignment, transfer and delivery of the Rollover Shares to Parent pursuant to Section 2.1 of this Agreement immediately prior to the completion of transactions contemplated under the Merger Agreement, Parent shall issue Parent Shares in the name of each Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, in the name of an Affiliate of such Rollover Shareholder) in the amount set forth opposite such Rollover Shareholder’s name under the column titled “Parent Shares” on Schedule A hereto. Upon issuance of Parent Shares to the Rollover Shareholders immediately prior to the Merger Closing, Parent shall deliver to each Rollover Shareholder (i) a complete copy of the updated register of members of Parent, certified by the registered office provider of Parent, evidencing the ownership by each Rollover Shareholder and/or its/his/her Affiliate (as appropriate) of the Parent Shares issued to such Rollover Shareholder and/or its/his/her Affiliate (as appropriate), and (ii) a copy of the duly executed share certificate(s) issued in the name of such Rollover Shareholder (and/or its/his/her Affiliate, as appropriate) for its/his/her Rollover Consideration, with the originals of such duly executed share certificate(s) to be delivered to such Rollover Shareholder and/or its/his/her Affiliate (as appropriate) within five (5) Business Days after the Rollover Closing (as defined below). The capitalization table of Parent immediately after the Merger Closing is shown on Schedule B attached hereto. Each Rollover Shareholder hereby acknowledges and agrees that (without prejudice to any additional Parent Shares that such Rollover Shareholder may receive in respect of any cash contributions) (a) the value of the Parent Shares issued to such Rollover Shareholder and/or its/his/her Affiliate (as appropriate) pursuant to this Section 2.2 is equal to (x) the total number of Rollover Shares contributed by such Rollover Shareholder multiplied by (y) the Per Share Merger Consideration (as defined in the Merger Agreement), (b) issuance of such Parent Shares to such Rollover Shareholder and/or its/his/her Affiliate (as appropriate) shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent with respect to such Rollover Shareholder’s Rollover Shares and (c) on receipt of such Parent Shares, such Rollover Shareholder shall have no right to the Merger Consideration with respect to the Rollover Shares.

Section 2.3 Contribution Closing; Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Merger Closing), (a) the closing of the contribution of Rollover Shares pursuant to Section 2.1 (the “Contribution Closing”) shall take place on the same Business Day as, and immediately prior to, the Rollover Closing (as defined below) and the Merger Closing; and (b) the closing of the subscription by and issuance to each Rollover Shareholder of the Rollover Consideration contemplated hereby shall take place immediately following the Contribution Closing and immediately prior to the Merger Closing (or at such other time as agreed by the Rollover Shareholders and Parent) (the “Rollover Closing”).

Section 2.4 Deposit of Rollover Shares. No later than three (3) Business Days prior to the Contribution Closing, each Rollover Shareholder and any Representative of such Rollover Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing. To the extent that any Rollover Shares of a Rollover Shareholder are held in street name or otherwise represented by ADSs, such Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to give effect to the contribution of such Rollover Shares in accordance with this Agreement (including to convert its/his/her ADSs into Class A Ordinary Shares prior to the Contribution Closing and pay any applicable fees, charges and expenses of the Company’s depositary and government charges due to or incurred by the Company’s depositary in connection with the conversion of its/his/her ADSs into Class A Ordinary Shares).

Section 2.5 Tax Treatment. Solely for U.S. federal income tax purposes, the parties hereto agree to treat the contribution of the Rollover Shares pursuant to Section 2.1 and the issuances of Parent Shares pursuant to Section 2.2 as contributions that are governed by Sections 351 or 721 of the Code, as applicable. Solely for U.S. federal income tax purposes, the parties hereto shall not take any action inconsistent therewith unless otherwise required pursuant to a final “determination” as defined in Section 1313 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Rollover Shareholders. Each Rollover Shareholder represents and warrants to Parent, severally and not jointly, and solely as to itself/himself/herself and its/his/her Rollover Shares, as of the date of this Agreement and as of the Contribution Closing:

(a) Capacity; Authorization; Validity of Agreement; Necessary Action. Such Rollover Shareholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized (if applicable), executed and delivered by such Rollover Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding agreement of such Rollover Shareholder enforceable against such Rollover Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b) Ownership. Such Rollover Shareholder is, and immediately prior to the Contribution Closing will be, the Beneficial Owner of and has and will have good and valid title to the Rollover Shares set forth opposite such Rollover Shareholder’s name in Schedule A hereto, free and clear of any Liens, other than any Liens arising under the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws. Except publicly disclosed in filings made by such Rollover Shareholder with the SEC as of the date hereof, such Rollover Shareholder is and as of the Contribution Closing will be the sole record holder and Beneficial Owner of its Rollover Shares and has and immediately prior to the Contribution Closing will have (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Agreement with respect to its Rollover Shares.

(c) Non-Contravention; No Conflicts. Except as would not, individually or in the aggregate, be expected to be adverse to the ability of such Rollover Shareholder to timely perform any of its/his/her obligations hereunder in any material respect, (i) other than compliance with its/his/her obligations under Section 13(d) or any other applicable requirements under the Exchange Act or under the applicable rules or regulations of the listing authorities or stock exchange(s) where the shares of such Rollover Shareholder or any of its/his/her Affiliates (as applicable) is listed or traded, no filing or notice by such Rollover Shareholder with or to any Governmental Entity, and no authorization, consent, permit or approval from any Governmental Entity or any other person is necessary for the execution and delivery of this Agreement by such Rollover Shareholder or the performance by such Rollover Shareholder of its/his/her obligations herein, (ii) the execution and delivery of this Agreement by such Rollover Shareholder do not, and the performance by such Rollover Shareholder of its/his/her obligations under this Agreement and the consummation by such Rollover Shareholder of the transactions contemplated by this Agreement, will not conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon such Rollover Shareholder’s assets or properties under, any provision of (A) any contract, agreement or other instrument to which the Rollover Shareholder is a party or by which any of such Rollover Shareholder’s assets or properties is bound, or (B) any judgment, order, injunction, decree or Law applicable to such Rollover Shareholder or its/his/her assets or properties.

(d) No Inconsistent Agreements. Such Rollover Shareholder has not taken any action that would constitute a breach hereof, make any representation or warranty of such Rollover Shareholder set forth in this ARTICLE III untrue or incorrect in any material respect or have the effect of preventing or disabling such Rollover Shareholder from performing in any material respect any of its/his/her obligations under this Agreement. Such Rollover Shareholder understands and acknowledges that Parent and its Affiliates have expended, and are continuing to expend, time and resources in connection with the Acquisition in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Rollover Shareholder contained herein.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Rollover Shareholder in its/his/her capacity as such.

(f) No Action. There are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder that could impair the ability of such Rollover Shareholder to timely perform its/his/her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Opportunity of Inquiry. Such Rollover Shareholder has been afforded the opportunity to ask such questions as it/he/she has deemed necessary of, and to receive answers from, Representatives of Parent and its Affiliates concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such Rollover Shareholder acknowledges that it/he/she has been advised to discuss with its/his/her own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

Section 3.2 Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder, as of the date of this Agreement and as of the Contribution Closing, except for any representation or warranty that by its terms specifically addresses a matter only as of a particular date or only with respect to a specific period of time, as of such date or with respect to such period:

(a) It is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. It has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by it of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by it, and no other actions or proceedings on its part are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of each Rollover Shareholder, constitutes a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Except as would not, individually or in the aggregate, be expected to be adverse to its ability to timely perform any of its obligations hereunder in any material respect, the execution and delivery of this Agreement by it do not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement, will not (a) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon its assets or properties under, any provision of (i) any contract, agreement or other instrument to which it is party or by which any of its assets or properties is bound, or (ii) any judgment, order, injunction, decree or Law applicable to it or its assets or properties, or (b) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Entity or other third person.

(c) The Parent Shares to be issued under this Agreement will, as of immediately prior to the Rollover Closing, have been duly and validly authorized and when issued and delivered in accordance with the terms hereof at the Rollover Closing, will be validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Parent.

(d) Except as otherwise agreed to by the Parties in writing, at and immediately after the Rollover Closing, other than the Parent Shares set forth in Schedule B, there shall exist (i) no outstanding share capital of or voting or equity interest in Parent, (ii) no options, warrants, or other rights to acquire any share capital of or voting or equity interest in Parent, (iii) no outstanding securities exchangeable or exercisable for or convertible into share capital of or voting or equity interest in Parent, and (iv) no outstanding rights to acquire or obligations to issue any such options, warrants, other rights or securities of Parent.

ARTICLE IV

OTHER COVENANTS

Section 4.1 Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share subdivision, share consolidation, or combination, exchange or readjustment of shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Ordinary Shares) is declared, in each case affecting the Rollover Shares, the term “Rollover Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.2 No Inconsistent Agreements. Without the prior written consent of Parent, no Rollover Shareholder shall (a) enter into any contract or other instrument, option or other agreement (except this Agreement) with respect to, or consent to, a Transfer of, any of the Rollover Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any Lien that could prevent such Rollover Shareholder from complying with the obligations under this Agreement, other than any restrictions imposed by applicable Law on such Rollover Shares, or (c) take any action, directly or indirectly, that would or would reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of the Rollover Shareholder set forth in ARTICLE III untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by such Rollover Shareholder of its/his/her obligations under, or compliance by such Rollover Shareholder with the provisions of, this Agreement.

Section 4.3 Public Disclosure. None of the parties hereto shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of Parent, except as such release or statement may be required by Law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after (a) the form and terms of such disclosure have been provided to Parent for its review and comment, and (b) notice has been provided to Parent and Parent had a reasonable opportunity to comment thereon, in each case to the extent legally permissible. Notwithstanding the above, each Rollover Shareholder agrees to permit the Company and the other Rollover Shareholders to publish and disclose in all documents filed by the Company or any such other Rollover Shareholder with the SEC in connection with the transactions contemplated by the Merger Agreement or this Agreement, its/his/her and its/his/her respective Affiliates’ identity and beneficial ownership of the Rollover Shares or other equity securities of the Company and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement or any other agreement or arrangement to which it/he/she (or any of its/his/her Affiliates) is a party relating to any such transactions (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff) or by mutual agreement between the Company and Parent.

Section 4.4 Adjustment of Rollover Shares. The number of Rollover Shares of any Rollover Shareholder (and correspondingly make proportional adjustments to the number of Rollover Consideration of such Rollover Shareholder as set forth against its name in the column entitled “Rollover Consideration” of Schedule A hereto) shall only be adjusted in accordance with the Consortium Agreement, provided that Parent may not, pursuant to this Section 4.4, increase the number of Rollover Shares of any Rollover Shareholder to be more than the total number of Ordinary Shares that are then Beneficially Owned by such Rollover Shareholder. Each party hereto shall take all actions reasonably requested by Parent (including, to the extent permitted by the Merger Agreement, amending this Agreement) to give full force and effect to such adjustments.

Section 4.5 Waiver of Dissenter Rights. Each Rollover Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Acquisition and any other transactions contemplated by the Merger Agreement that such Rollover Shareholder or any other person may have by virtue of, or with respect to, any of the Rollover Shares and any other Ordinary Shares it/he/she may now or hereafter beneficially own (including in each case any rights under Section 238 of the CICA).

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. As between Parent, on the one hand, and a Rollover Shareholder, on the other hand, this Agreement and all obligations hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the consummation of the Acquisition, and (ii) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, the rights and obligations of Parent, on the one hand, and such Rollover Shareholder, on the other hand, will terminate and become of no further force or effect without further action by either of them except for the provisions of ARTICLE V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. If for any reason the Merger fails to occur but the Contribution Closing contemplated by ARTICLE II has already taken place, then Parent shall, upon termination of the Merger Agreement, promptly take all such actions as are necessary to restore the Rollover Shareholder to the position it/he/she was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

Section 5.2 Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed, performed, enforced and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Acquisition, the rights provided in Section 238 of the CICA, the fiduciary or other duties of the Board and the internal corporate affairs of the Company.

(b) Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 5.2(a), any Actions arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 5.2 (the “Rules”). The place of arbitration shall be Hong Kong Special Administrative Region of the People’s Republic of China. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 5.2(b), any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

Section 5.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt (or, in the case of electronic mail, when no error message is generated) when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

if to Parent or Merger Sub, to:

BEST Global Partners

190 Elgin Avenue, George Town

Grand Cayman KY1-9008

Cayman Islands

Attention:

Mr. Shao-Ning Johnny Chou

Email: jchou@best-inc.com

Mr. George Chow

Email: georgechow@best-inc.com

with copies to (which shall not constitute notice):

Fangda Partners

One Exchange Square, 26/F

8 Connaught Place, Central

Hong Kong

Attention: Mark Lehmkuhler, Esq.

  Tianyi Chen, Esq.

Email: mark.lehmkuhler@fangdalaw.com

    tianyi.chen@fangdalaw.com

if to a Rollover Shareholder, at the address set forth on the Schedule A hereunder.

Section 5.4 Amendment. Except for any additional Rollover Shareholder becoming a party to this Agreement (and the corresponding amendment to Schedule A and Schedule B hereto in respect thereof) pursuant to the first sentence of Section 5.10 of this Agreement, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent, each Rollover Shareholder, and, to the extent such amendment, modification or supplement, individually or in the aggregate, would have or would reasonably be expected to have a Parent Material Adverse Effect or, specifically, amend, modify or supplement Section 5.7 of this Agreement in a manner adverse to the Company, the Company (at the direction of the Special Committee).

Section 5.5 Extension; Waiver. Parent, on the one hand, and a Rollover Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement, provided that in each case any extension or waiver that results in a decrease in the aggregate number of the Rollover Shares of the Rollover Shareholders (taken as a whole) shall be subject to the permission of the Company (at the direction of the Special Committee). Any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party, and, if such extension or waiver shall result in a decrease in the aggregate number of the Rollover Shares of the Rollover Shareholders (taken as a whole) upon Rollover Closing, the Company (at the direction of the Special Committee). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 5.6 Entire Agreement. This Agreement constitutes the sole and entire agreement of each Rollover Shareholder, on the one hand, and Parent, on the other hand, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 5.7 Third-Party Beneficiaries. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Parent and each Rollover Shareholder, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Parent and each Rollover Shareholder) any legal or equitable right, benefit or remedy of any nature whatsoever; provided, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to seek specific performance of the terms hereof, or an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or in equity.

Section 5.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.9 Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 5.10 Additional Rollover Shareholders; Assignment. Subject to the prior written consent of the Requisite Investors, a shareholder of the Company may by its execution and delivery to Parent of a joinder in the form attached hereto as Exhibit A become a party to this Agreement as a “Rollover Shareholder”, and Parent shall deliver to each other Party hereto an amended Schedule A and Schedule B to this Agreement setting forth the name, address and number of Rollover Shares and the corresponding number of Parent Shares of such Rollover Shareholder, as well as corresponding adjustments to Schedule B to this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties and the Company (at the direction of the Special Committee), except that a Rollover Shareholder may assign its/his/her rights and obligations hereunder to any of its/his/her Affiliates without the consent of the other Parties so long as the assignee has executed and delivered to Parent a joinder in the form attached hereto as Exhibit A. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 5.11 Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.2, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.12 Rollover Shareholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, each Rollover Shareholder is signing this Agreement solely and only in such Rollover Shareholder’s capacity as Beneficial Owner of its/his/her Rollover Shares and, accordingly, (i) the representations, warranties, covenants and agreements made herein by a Rollover Shareholder are made solely with respect to such Rollover Shareholder and its/his/her Rollover Shares, (ii) nothing herein shall limit or affect any actions taken by such Rollover Shareholder in its/his/her capacity as a director or officer of the Company (or a Subsidiary of the Company), including participating in its/his/her capacity as a director or officer of the Company in any discussions or negotiations with the Buyer Consortium, and (iii) no action taken in good faith by such Rollover Shareholder in its/his/her capacity as a director or officer of the Company (or a Subsidiary of the Company) shall be deemed to constitute a breach of this Agreement. Nothing contained herein, and no action taken by such Rollover Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 5.13 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Rollover Shares. All rights, ownership and economic benefits of and relating to the Rollover Shares shall remain vested in and belong to the relevant Rollover Shareholder, and Parent shall have no authority to direct such Rollover Shareholder in the voting or disposition of any of the Rollover Shares, in each case, except to the extent expressly provided herein.

Section 5.14 Counterparts. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

PARENT BEST Global Partners

By:	/s/ Shao-Ning Johnny Chou
Name:	Shao-Ning Johnny Chou
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER

Shao-Ning Johnny Chou

By:	/s/ Shao-Ning Johnny Chou

George Chow

By:	/s/ George Chow

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER Alibaba Investment Limited

By:	/s/ Lei Jin
Name:	Lei Jin
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER Cainiao Smart Logistics Investment Limited

By:	/s/ Lin Wan
Name:	Lin Wan
Title:	Director

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER BJ Russell Holdings Limited

By:	/s/ Yahong Liang
Name:	Yahong Liang
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER IDG-Accel China Capital II L.P.

By:	IDG-Accel China Capital II Associates L.P., its General Partner
By:	/s/ Chi Sing HO
Name:	Chi Sing HO
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER IDG-Accel China Capital II Investors L.P.

By:	IDG-Accel China Capital II Associates L.P., its General Partner
By:	/s/ Chi Sing HO
Name:	Chi Sing HO
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER Sunshui Hopeson Capital Limited

By:	/s/ Deng Yanbo
Name:	Deng Yanbo
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER Shaohan Joe Chou

By:	/s/ Shaohan Joe Chou

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER David Hsiaoming Ting

By:	/s/ David Hsiaoming Ting

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER The 2012 MKB Irrevocable Trust

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Trustee

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER Ting Childrens Irrevocable Trust

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Trustee

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

SHAREHOLDER Ting Family Trust

By:	/s/ David Hsiaoming Ting
Name:	David Hsiaoming Ting
Title:	Trustee

Schedule A

Rollover Shareholders

Schedule B

Pro Forma Capitalization Table of Parent

Exhibit A

FORM OF JOINDER AGREEMENT